Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-222201) of Newmark Group, Inc.,
(2) Registration Statement (Form S-4 No. 333-229218) of Newmark Group, Inc.,
(3) Registration Statement (Form S-3 No. 333-230586) of Newmark Group, Inc.,
(4) Registration Statement (Form S-4 No. 333-231616) of Newmark Group, Inc., and
(5) Registration Statement (Form S-8 No. 333-234785) of Newmark Group, Inc.,

of our reports dated February 28, 2020, with respect to the consolidated financial statements and schedule of Newmark Group, Inc. and the effectiveness of internal control over financial reporting of Newmark Group, Inc. included in this Annual Report (Form 10-K) of Newmark Group, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

New York, New York
February 28, 2020